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QUICK LAW GROUP PC

1035 PEARL STREET
SUITE 403
BOULDER, CO 80302

Phone: 720.259.3393

Facsimile: 303.845.7315

October 29, 2012

United States Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C.   20549

Re:	ML Capital Group, Inc. Registration Statement on Form S-1 relating to a maximum of 12,819,404 shares of common stock, par value $.0001 per share

Ladies and Gentlemen:

We have been requested by ML Capital Group, Inc., a Nevada corporation, (“ML Capital”) to furnish you with our opinion as to the matters  hereinafter  set forth in connection the  above  captioned  registration  statement  (the  “Registration  Statement”) covering a maximum of 12,819,404 shares of ML Capital common stock, par value $.0001, which will be offered by ML Capital.

In connection with this opinion, I have examined the Registration Statement, the Articles of Incorporation and Bylaws of ML Capital, each as amended to date, copies of the records of corporate proceedings of ML Capital, and copies of such other agreements, instruments and documents as we have deemed necessary to enable me to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that the shares being offered and registered when sold in the manner described in the Registration Statement will be legally issued, fully paid and non-assessable.

This opinion opines upon Nevada law, including the statutory provisions as well as all applicable provisions of the Nevada constitution and reported decisions interpreting the laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus included in the registration statement.

Very truly yours,

/s/ Jeffrey M. Quick

Jeffrey M. Quick